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                                                                 Exhibit 99.2

                            CHARTER BANCSHARES, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY   , 1996
     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the
"Meeting") of Charter Bancshares, Inc. ("Charter") will be held on May   , 1996,
at 10:00 a.m., Houston time, at the Houstonian Hotel and Conference Center, 111 North Post Oak Lane, Houston, Texas, for the following purposes:
     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 25, 1996 (the "Agreement"), by and between NationsBank Corporation ("NationsBank") and Charter, pursuant to which (i) Charter would merge with and into a wholly-owned subsidiary of NationsBank (the "Merger") and (ii) each outstanding share of Charter common stock and Charter special common stock would be converted into the right to receive 0.385 shares of NationsBank common stock.
     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
     Only holders of record of Charter common stock and Charter special common stock as of the close of business on April 1, 1996 are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. Each share of Charter common stock is entitled to one vote and each share of Charter special common stock is entitled to 14 votes. Approval of the Agreement requires the affirmative vote of the holders of shares representing two-thirds of the votes outstanding, voting together without distinction as to class. Any holder of Charter common stock or Charter special common stock may exercise rights to dissent in connection with the Merger and demand payment for the fair value of his shares.
     THE BOARD OF DIRECTORS OF CHARTER HAS APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF, CHARTER AND ALL OF ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT CHARTER'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.
                                         By Order of the Board of Directors of
                                         CHARTER BANCSHARES, INC.
                                         MICHAEL A. ROY
                                         SECRETARY
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. YOU MAY REVOKE SUCH PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON WHETHER OR NOT YOU HAVE PREVIOUSLY SUBMITTED A PROXY.
Houston, Texas
April   , 1996